EXHIBIT 99.1

Unaudited Attributed Financial Information for Fidelity National Financial Group Tracking Stock

The following tables present our assets, liabilities, revenue, expenses and cash flows that are attributed to our FNF core business, known as FNF Core Operations (“we,” “our,” or "FNF Group"). The financial information in this Exhibit should be read in conjunction with our unaudited condensed consolidated financial statements for the period ended March 31, 2015 included in this Quarterly Report on Form 10-Q.
FNF Core Operations is comprised of three operating segments as follows:
Title
This segment consists of the operations of our title insurance underwriters and related businesses. This segment provides core title insurance and escrow and other title related services including collection and trust activities, trustee sales guarantees, recordings and reconveyances, and home warranty insurance. This segment also includes the transaction services business acquired from LPS, now combined with our ServiceLink business. Transaction services include other title related services used in production and management of mortgage loans, including mortgage loans that go into default.
BKFS
This segment consists of the operations of BKFS. This segment provides core technology and data and analytics services through leading software systems and information solutions that facilitate and automate many of the business processes across the life cycle of a mortgage.
FNF Core Corporate and Other
The FNF Core Corporate and Other segment consists of the operations of the parent holding company, certain other unallocated corporate overhead expenses, and other smaller real estate and insurance related operations.
We have adopted certain expense allocation policies, each of which will be reflected in the attributed financial information of the FNF Core Operations and the FNFV Group (see Exhibit 99.2). In general, corporate overhead will be allocated to each group based upon the use of services by that group where practicable. Corporate overhead primarily includes costs of personnel and employee benefits, legal, accounting and auditing, insurance, investor relations and stockholder services and services related to FNF’s board of directors. We will allocate in a similar manner a portion of costs of administrative shared services, such as information technology services. Where determinations based on use alone are not practical, we will use other methods and criteria that we believe are equitable and that provide a reasonable estimate of the cost attributable to each group.

FIDELITY NATIONAL FINANCIAL GROUP OPERATIONS
Balance Sheet Information
(In millions)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Investments:
Fixed maturity securities available for sale, at fair value, at March 31, 2015 and December 31, 2014 includes pledged fixed maturity securities of $355 and $499, respectively, related to secured trust deposits	$3,005	$3,025
Preferred stock available for sale, at fair value	272	223
Equity securities available for sale, at fair value	208	145
Investments in unconsolidated affiliates	17	15
Other long-term investments	132	120
Short-term investments	106	170
Total investments	3,740	3,698
Cash and cash equivalents, at March 31, 2015 and December 31, 2014 includes $265 and $136, respectively, of pledged cash related to secured trust deposits	584	661
Trade and notes receivables, net of allowance of $31 and $32 at March 31, 2015 and December 31, 2014, respectively	493	464
Income taxes receivable	32	60
Goodwill	4,518	4,515
Prepaid expenses and other assets	459	408
Capitalized software, net	554	557
Other intangible assets, net	950	934
Title plant	393	393
Property and equipment, net	252	254
Total assets	$11,975	$11,944

LIABILITIES AND EQUITY
Liabilities:
Accounts payable and other accrued liabilities	$822	$917
Deferred revenue	163	136
Reserve for title claim losses	1,612	1,621
Secured trust deposits	667	622
Notes payable	2,703	2,702
Due to affiliates	3	1
Deferred tax liability	676	673
Total liabilities	6,646	6,672
Commitments and Contingencies:
Redeemable non-controlling interest by 33% minority holder of Black Knight Financial Services, LLC and 35% minority holder of ServiceLink Holdings, LLC	724	715
Equity:
FNF Group common stock, $0.0001 par value; authorized 487,000,000 shares as of March 31, 2015 and December 31, 2014; issued 280,334,456 and 279,443,239 as of March 31, 2015 and December 31, 2014, respectively	—	—
Preferred stock, $0.0001 par value; authorized 50,000,000 shares; issued and outstanding, none	—	—
Additional paid-in capital	3,534	3,514
Retained earnings	1,093	1,060
Accumulated other comprehensive earnings	59	53
Less: treasury stock, 375,662 shares as of March 31, 2015 and December 31, 2014	(12)	(12)
Total Fidelity National Financial shareholders’ equity	4,674	4,615
Noncontrolling interests	(69)	(58)
Total equity	4,605	4,557
Total liabilities, redeemable noncontrolling interest and equity	$11,975	$11,944

See Notes to Unaudited Attributed Financial Information for FNF Core Operations

FIDELITY NATIONAL FINANCIAL GROUP OPERATIONS
Statements of Operations Information
(In millions)

	Three months ending March 31,

	2015	2014
	(Unaudited)
Revenues:
Direct title insurance premiums	$417	$351
Agency title insurance premiums	441	404
Escrow, title related and other fees	695	618
Interest and investment income	30	28
Realized gains and losses	—	2
Total revenues	1,583	1,403
Expenses:
Personnel costs	585	613
Agent commissions	333	307
Other operating expenses	372	399
Depreciation and amortization	83	101
Claim loss expense	51	53
Interest expense	29	30
Total expenses	1,453	1,503
Earnings (loss) from continuing operations before income taxes and equity in losses of unconsolidated affiliates	130	(100)
Income tax expense (benefit)	47	(37)
Earnings (loss) from continuing operations before equity in losses of unconsolidated affiliates	83	(63)
Equity in earnings of unconsolidated affiliates	2	—
Net earnings (loss)	85	(63)
Less: Net loss attributable to non-controlling interests	(1)	(57)
Net earnings (loss) attributable to FNF Group common shareholders	$86	$(6)

Earnings Per Share
Basic
Net loss per share attributable to Old FNF common shareholders	$—	$(0.02)

Net earnings per share attributable to FNF Group common shareholders	$0.31	$—

Diluted
Net loss per share attributable to Old FNF common shareholders	$—	$(0.02)

Net earnings per share attributable to FNF Group common shareholders	$0.30	$—

Weighted average shares outstanding Old FNF common stock, basic basis		274
Weighted average shares outstanding Old FNF common stock, diluted basis		282

Weighted average shares outstanding FNF Group common stock, basic basis	278
Weighted average shares outstanding FNF Group common stock, diluted basis	288

See Notes to Unaudited Attributed Financial Information for FNF Core Operations

FIDELITY NATIONAL FINANCIAL GROUP OPERATIONS
Statement of Cash Flows Information
(In millions)

	For the three months ended March 31,

	2015	2014
	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$85	$(63)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	83	102
Equity in losses of unconsolidated affiliates	(2)	—
Gain (loss) on sales of investments and other assets, net	—	(2)
Stock-based compensation cost	11	11
Tax benefit associated with the exercise of stock options	(7)	(2)
Changes in assets and liabilities, net of effects from acquisitions:
Net (increase) decrease in pledged cash, pledged investments, and secured trust deposits	(3)	(4)
Net increase in trade receivables	(26)	(23)
Net increase in prepaid expenses and other assets	(38)	(23)
Net decrease in accounts payable, accrued liabilities, deferred revenue and other	(105)	(192)
Net decrease in reserve for title claim losses	(9)	(10)
Net change in amount due to affiliates	(8)	(7)
Net change in income taxes	46	19
Net cash provided by (used in) operating activities	27	(194)
Cash flows from investing activities:
Proceeds from sales of investment securities available for sale	173	257
Proceeds from calls and maturities of investment securities available for sale	75	72
Proceeds from sale of other assets	8	2
Additions to property and equipment and capitalized software	(33)	(27)
Purchases of investment securities available for sale	(326)	(284)
Net purchases of short-term investment securities	(3)	(233)
Net purchases of other long-term investments	(20)	(3)
(Contributions to) distributions from investments in unconsolidated affiliates	(2)	—
Net other investing activities	(9)	(3)
Acquisition of Lender Processing Services, Inc., net of cash acquired	—	(2,248)
Acquisition of BPG Holdings, LLC, net of cash acquired	(43)	—
Other acquisitions/disposals of businesses, net of cash acquired	(11)	—
Net cash used in investing activities	(191)	(2,467)
Cash flows from financing activities:
Borrowings	—	1,404
Debt service payments	—	(478)
Additional investment in non-controlling interest	(6)	—
Proceeds from sale of 35% of Black Knight Financial Services, LLC and ServiceLink, LLC to minority interest holder	—	687
Dividends paid	(53)	(50)
Subsidiary dividends paid to non-controlling interest shareholders	(1)	(1)
Exercise of stock options	11	9
Tax benefit associated with the exercise of stock options	7	2
Contributions from Parent	—	(56)
Net cash (used in) provided by financing activities	(42)	1,517
Net (decrease) in cash and cash equivalents, excluding pledged cash related to secured trust deposits	(206)	(1,144)
Cash and cash equivalents, excluding pledged cash related to secured trust deposits at beginning of period	525	1,475
Cash and cash equivalents, excluding pledged cash related to secured trust deposits at end of period	$319	$331
See Notes to Unaudited Attributed Financial Information for FNF Core Operations

Notes to Unaudited Attributed Financial Information for Fidelity National Financial Group Operations
Period Ended March 31, 2015
(unaudited)
Note A.    Basis of Presentation
Description of the Business
FNF Group is a leading provider of title insurance, technology and transaction services to the real estate and mortgage industries. FNF Group is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York Inc. - that collectively issue more title insurance policies than any other title company in the United States. FNF Group also provides industry-leading mortgage technology solutions and transaction services, including MSP®, the leading residential mortgage servicing technology platform in the U.S., through its majority-owned subsidiaries, Black Knight Financial Services, LLC ("BKFS") and ServiceLink Holdings, LLC ("ServiceLink").
Recent Developments
On December 23, 2014, we filed a registration statement with the Securities and Exchange Commission (“SEC”) relating to a proposed initial public offering of Black Knight Financial Services, Inc. ("BKFSI") common stock. BKFSI is currently presented as the BKFS segment. On May 4, 2015, we filed amendment number 4 to the initial registration statement with the SEC.